Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2022 relating to the financial statements of Chewy, Inc. and the effectiveness of Chewy, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Chewy, Inc. for the year ended January 30, 2022.

/s/ Deloitte & Touche LLP
Phoenix, AZ
July 18, 2022